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                                                                    Exhibit 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Prospectus Supplement of AFS Funding Corp. relating to AmeriCredit Automobile Receivables Trust 2001-A, of our report dated January 25, 2000, except for Note 18, as to which the date is March 14, 2000 on our audits of the consolidated financial statetments of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999. We also consent to the reference to our Firm under the caption "Experts".


                                                  /s/ PricewaterhouseCoopers LLP
                                                 -------------------------------
                                                      PricewaterhouseCoopers LLP





January 24, 2001